Exhibit 99.1

FOR IMMEDIATE RELEASE

March 18, 2009

MICRONETICS ACQUIRES PRODUCT LINE FROM M/A-COM RFID, INC., AN INDIRECT WHOLLY OWNED SUBSIDIARY OF COBHAM plc

Hudson, NH – March 18, 2009 – Micronetics, Inc. (NASDAQ:NOIZ) announced today it has acquired the pedestal and forklift mounted radio frequency identification (RFID product line of M/A-COM RFID, Inc, an indirect, wholly owned subsidiary of Cobham plc. RFID is a wireless identification technology that is being adopted by certain leading commercial retailers and the Department of Defense (DOD) to track inventory.

The product line consists of portal systems with directional intelligence, sensor based forklift systems and high performance RFID antennas. This family of product solutions acts as the air interface between retail warehouse management systems; streamlining material movement for increased inventory accuracy, reduced material losses, and increased throughput.

More than 12,000 portals have been deployed in the field over the last four-years. The forklift sensor has passed initial Beta testing and is now entering a pre-production test phase. All production deployments have been to a leading worldwide retailer. Large scale retailers employing RFID technology can expect extensive inventory and labor cost savings. Historically, these products have been marketed through a technology partnership with ADT Security Services.

Dave Robbins, CEO of Micronetics, Inc. stated, “We are quite pleased to be acquiring this RFID product line because it is another step forward in executing our goal of being a premier supplier of enabling RF/Microwave subsystems. We believe these RFID products could have a significant near-term upside and provide growth opportunities for RF/Microwave antenna technology in commercial and defense markets.”

Kevin Beals, President of Micronetics, Inc. stated, “We are excited about this agreement because it is in line with our core strategy of expanding business partnerships with proven technology leaders such as ADT. This product line is building upon pre-existing in-house manufacturing and management expertise, and is expected to be a smooth transition.”

The manufacturing of this product line will be moved to the existing manufacturing facility in Hudson NH.

ABOUT MICRONETICS, INC.

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communication equipment. Micronetics serves a diverse customer base, including AeroSat, Airspan, Anaren Microwave, BAE Systems, Boeing, Comtech, EADS, EDO/Benchmark, General Dynamics, ITT Electronic Warfare Systems, L-3 Communications, Lockheed Martin, Nextwave/Jabil Circuit, Northrop Grumman, Pegasus GSS, Qualcomm, Raytheon, Teradyne, Tektronix and Thales. Additional information can be found on our website at http://www.micronetics.com.

ABOUT M/A-COM RFID, INC.

M/A-COM RFID was formed in July of 2008 and holds some assets from the acquisition in September 2008 by indirect wholly owned subsidiaries of Cobham plc of the M/A-COM RF components and microwave subsystems business of Tyco Electronics Group S.A. and its various affiliates. M/A-COM RFID Inc. provides innovative RF and microwave design solutions and products in the commercial marketplace.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report for its fiscal year ended March 31, 2008 as well as its other filings with the Securities and Exchange Commission.

Contact

David Robbins, CEO

Micronetics, Inc.

(603) 546-4131

Kevin Beals, President

Micronetics, Inc.

(603) 546-4102